EXHIBIT 99.1

                                                                         JAVELIN


FOR IMMEDIATE RELEASE


              JAVELIN PHARMACEUTICALS CLOSES $32 MILLION PLACEMENT


NEW YORK--(BUSINESS WIRE)--Nov. 8, 2005--Javelin Pharmaceuticals Inc. (OVPH.OB) is pleased to announce that yesterday it closed its previously announced private placement, having issued and sold an aggregate of 14,222,215 shares of Common Stock at a price of $2.25 per share, and warrants for the purchase of 711,111 shares of Common Stock for gross proceeds of $31,999,984. The warrants are exercisable for five years at an exercise price of $2.25 per share. As a result of the placement, 40,404,976 shares of Common Stock are issued and outstanding.

The financing was led by NGN Capital and investment funds affiliated with Wexford Capital LLC in addition to several other US and European institutional investors. The net proceeds will be used principally to further the development of Javelin's three lead product candidates, Dyloject(TM) (diclofenac for injection), Rylomine(TM) (intranasal morphine), and PMI-150 (intranasal ketamine). All three products are entering late stage clinical trials. A marketing authorization application (MAA) for Dyloject(TM), allowing commercial marketing and sales, has been submitted and accepted for review in Europe.

ABOUT JAVELIN
Javelin is a specialty pharmaceutical company, applying innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market.

For more information visit: WWW.JAVELINPHARMACEUTICALS.COM

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This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.

INVESTOR CONTACTS:

The Investor Relations Group:
John Nesbett / Michael Crawford: 212-825-3210 OR
Javelin Pharmaceuticals, Inc.: June Gregg, 212-554-4550

MEDIA:
The Investor Relations Group: Janet Vasquez, 212-825-3210